Exhibit 10.4.2

Amendment 2 of Employment Agreement

Mr. Steven Demetriou (the “Executive”) and Aleris International, Inc. (the “Company”) and for certain purposes Aleris Corporation (the “Parent”) formerly Aleris Holding Company entered into an agreement dated June 1, 2010 as amended by a letter dated April 5, 2011 (the “Agreement”).

The Executive, Company and Parent desire to amend the Agreement effective immediately prior to the effectiveness of an initial public offering of Parent pursuant to the Form S-1 filed with the Securities and Exchange Commission on April 26, 2011, as amended, as follows:

1. Clause (ii) of the first sentence of Section 3 is amended by replacing the words “twelve (12) months” with “thirty (30) days.”

2. Section 5(a)(i)(C)(2) is amended by replacing the words after “(B)” with “two (2).”

3. The last paragraph of Section 5(a)(i) is amended to read as follows: “For purposes of this Agreement, the Severance Period shall mean two (2) years.”

4. The last sentences of Sections 5(a)(ii) and (d) shall be amended to add at the end thereof the following:

“; provided, further, however, notwithstanding the foregoing, if termination of employment is in anticipation of or within twelve (12) months following a Change of Control (as defined in the Aleris Corporation 2012 Equity Incentive Plan), the Severance Payment will be paid in a cash lump sum within thirty (30) days following the Date of Termination, to the extent permissible under the rules regarding a “short term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) of the Code and “separation pay plans” within the meaning of Treasury Regulations Section 1.409A-1(b)(9) of the Code or otherwise not subject Executive to taxes under Section 409A of the Code. For purposes of the foregoing, a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination is for the principal purpose of avoiding or evading the Company’s or Parent’s compensation obligations that would arise upon a termination following a Change of Control.”

5. Section 5(d) is amended by replacing the words “twelve (12)” with “twenty (24)” in the two places it appears and to add after “(ii)” the following “the product of (x) two times (y)”.

6. Except as expressly amended by this letter agreement, the Agreement shall otherwise continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Executive

Steven J. Demetriou

Aleris International, Inc.

By:	Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Aleris Corporation

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

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